FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FRB|WEBER SHANDWICK
Bob Ende	WORLDWIDE
Senior Vice President of Finance	General Info: Marilynn Meek (212) 445-8451
COMFORCE Corporation	Investor Info: Nicole Engel (212) 445-8452
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE

May 8, 2003

COMFORCE CORPORATION ANNOUNCES FIRST QUARTER 2003 RESULTS

Woodbury, NY — May 8, 2003 — COMFORCE Corporation (ASE: CFS), a leading provider of high-tech professional staffing, consulting and outsourcing services, today reported results for its first quarter ended March 30, 2003. Revenues for the quarter were $87.8 million, down 8.5% from $95.9 million in the same quarter last year. Revenues continue to be influenced by moderate corporate spending particularly in sales to Telecom and Information Technology customers in the Staff Augmentation segment. The decline in these revenues was partially offset by strong growth in PRO Unlimited, which had an increase in revenues of 10.3% in the first quarter compared to the first quarter of 2002. Revenues and cost of services have been reclassified for 2002 in accordance with EITF 01-14.

Gross profit for the first quarter of 2003 was $15.3 million, or 17.5% of sales, compared to $17.2 million or 17.9% of sales in the first quarter of 2002. Operating income for the first quarter before depreciation and amortization was $4.0 million compared to an operating income of $3.3 million in the first quarter of 2002. Included in operating income for the first quarter of 2003 was a $1.6 million insurance recovery which related to a non-cash charge for uncollectible funding and service fees receivable of $2.4 million, which was recorded in the fourth quarter of 2001.

Interest expense for the first quarter of 2003 was $3.7 million, compared to $4.0 million for the same period last year. The decrease in interest expense is primarily a result of lower market interest rates and lower borrowing levels under the Company’s bank credit facility, and the reduction in interest expense as a result of the retirement of the 15% Senior Secured PIK Debentures reported previously.

As previously reported, during the first quarter of 2003, the Company retired virtually all of its 15% PIK Debentures, resulting in a gain on debt extinguishment realized by the Company of $7.8 million.

Principally as a result of this gain on debt extinguishment and the insurance recovery referenced above, the Company recorded income before tax of $7.4 million in the first quarter of 2003, compared to a loss before tax of $(1.6) million for the first quarter of 2002. The Company recognized a tax provision of $3.2 million in the first quarter of 2003 and a tax benefit of $582,000 in the first quarter of 2002. The Company

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reported net income of $4.2 million, or $0.25 per basic and $0.15 per diluted share for the first quarter of 2003, compared to a loss before cumulative effect of a change in accounting principle of $(988,000), or $(0.06) per basic and diluted share for the first quarter of 2002. The lower net income per diluted share in the first quarter of 2003 is principally a result of the 8% notes and preferred stock that the Company has issued in exchange for the 15% PIK Debentures it has retired, which new debt and equity instruments are convertible into common stock.

COMFORCE recorded a non-cash charge in the first quarter of 2002 of $(52.8) million, or $(3.17) per basic and diluted share on an after-tax basis, as a result of the adoption of Statement of Financial Accounting Standards Board No. 142, “Goodwill and Other Intangible Assets,” (SFAS 142) for fiscal year 2002. Including the cumulative effect of the change in accounting principle, the Company recorded a net loss of $(53.8) million, or $(3.23) per basic and diluted share in the first quarter of 2002.

Comments from Management

John Fanning, Chairman and Chief Executive Officer of COMFORCE commented, “We continued to receive mixed messages throughout our markets in the first quarter. In particular, we have yet to see any improvement in Information Technology and Telecom remains soft. We are pleased that PRO Unlimited continued to show growth year over year during the first quarter. At the same time Healthcare Support Services, while a smaller part of our business, continues to have solid growth.

“During the first quarter, we further reduced selling, general and administrative expenses over the previous year by 6.5%, excluding $1.6 million insurance recovery, and remain dedicated to lowering expenses and improving our balance sheet. As announced earlier, the retirement of substantially all of our 15% PIK Debentures will enable us to further reduce our interest expense on an annualized basis by approximately $1.8 million.

“There have been some tentative signs that with the winding down of the war in Iraq the economy could be on the road to recovery. We do not expect this to happen overnight; however we are confident that COMFORCE, through the actions we have taken during the downturn, is well positioned to profit from any increase in a demand for the types of services we offer.”

COMFORCE Corporation will hold an investor conference call to discuss the Company’s financial and operational results at 2:00 p.m. Eastern Time on May 8, 2003. Investors will have the opportunity to listen to the conference call through the Internet through StreetEvents at www.streetevents.com. To listen to the live call, please go to the web site at least 15 minutes before the start of the call. For those who cannot listen to the live broadcast, a replay will be available beginning approximately one hour after the call and continuing for 90 days at the above web site. We expressly disclaim any responsibility for updating the information in the broadcast during the period it remains available for reply.

About COMFORCE

COMFORCE Corporation provides specialty staffing, consulting and outsourcing services primarily to Fortune 500 companies. The Company operates in three businesses

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segments—Staff Augmentation, Human Capital Management Services and Financial Outsourcing Services. The Staff Augmentation segment provides Healthcare Support Services, including Travel Nurses Unlimited and Nurse Staffing Services, Information Technology (IT), Telecom, Technical Services and Other Staffing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary. The Financial Outsourcing Services segment provides payroll, funding and outsourcing services to independent consulting and staffing companies. COMFORCE has forty-six (46) offices nationwide.

To view the Company’s web page visit http://www.comforce.com

Various statements made in this release concerning the Company’s expectations are forward looking statements. The Company may be unable to realize its objectives due to various important factors, including, but not limited to: a continuation of the current recessionary environment, particularly in the aircraft manufacturing, telecom, information technology and other sectors served by the Company, may result in a reduced demand for contingent personnel and create heightened competition for customers that could negatively impact margins; the Company’s significant leverage may leave it with a diminished ability to obtain additional financing for working capital, capital expenditures or acquisitions, for retiring higher interest rate debt or for otherwise improving the Company’s competitiveness and capital structure or expanding its operations; and the recent effectiveness of new accounting rules will heighten the standards under which the Company must evaluate annually the retention of goodwill on its books and create a greater likelihood that the Company will be required to write-off goodwill in future periods (in addition to the write-offs of $74.0 million in 2002), which could have a material adverse impact on its financial condition and results of operations. Additional important factors are described under “Forward Looking Statements” in Part II, Item 7 of the Company’s 10-K for the year ended December 30, 2002 and under “Risk Factors” in the S-8 of the Company filed with the SEC on April 24, 2003 (Registration No. 333-104730). These disclosures may be accessed through the SEC’s web site at “www.sec.gov” and will be forwarded free of charge upon request made to Linda Annicelli, VP of Administration, at COMFORCE Corporation, 415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York 11797, telephone 516-437-3300.

Financial Tables Follow

COMFORCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 30, 2003	March 31, 2002
Revenue:
Net sales of services	$87,769	$95,918

Costs and expenses:
Cost of services	72,440	78,767
Selling, general and administrative expenses	11,342	13,840
Depreciation and amortization	1,049	889

Total costs and expenses	84,831	93,496

Operating income	2,938	2,422

Other income (expense):
Interest expense	(3,691)	(3,997)
Gain on debt extinguishment	7,791	—
Other income, net	374	5

	4,474	(3,992)
Income (loss) before tax	7,412	(1,570)
Provision (benefit) for income taxes	3,227	(582)

Income (loss) before a cumulative effect of a change in accounting principle	4,185	(988)

Cumulative effect of a change in accounting principle—goodwill impairment, net of tax benefit of $2,200	—	(52,800)

Net Income (loss)	$4,185	$(53,788)

Dividends on preferred stock	50	—

Income (loss) available to common stockholders	$4,135	$(53,788)

Basic income (loss) per common share:
Income (loss) before a cumulative effect of a change in accounting principle	$0.25	$(0.06)
Cumulative effect of a change in accounting principle—goodwill impairment	—	(3.17)

Net income (loss)	$0.25	$(3.23)

Diluted income (loss) per common share:
Income (loss) before a cumulative effect of a change in accounting principle	$0.15	$(0.06)
Cumulative effect of a change in accounting principle—goodwill impairment	—	(3.17)

Net income (loss)	$0.15	$(3.23)

Weighted average common shares outstanding, basic	16,659	16,659

Weighted average common shares outstanding, diluted	27,716	16,659

COMFORCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 30, 2003	December 29, 2002
Assets
Current assets:
Cash and cash equivalents	$6,357	6,378
Accounts receivable, net	43,296	45,244
Funding and service fees receivable, net	21,801	28,365
Prepaid expenses and other current assets	6,203	6,391
Deferred income taxes, net	1,858	1,858

Total current assets	79,515	88,236

Property and equipment, net	10,781	11,612
Intangible assets, net	181	198
Goodwill, net	60,242	60,242
Deferred financing costs, net	2,303	2,576

Total assets	$153,022	162,864

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,083	2,957
Accrued expenses	40,423	37,893

Total current liabilities	42,506	40,850

Long-term debt	122,826	142,779
Deferred income taxes, net	161	161
Other liabilities	247	315

Total liabilities	165,740	184,105

Commitments and contingencies
Stockholders’ deficit:
Common stock, $.01 par value; 100,000,000 shares authorized, 16,659,362 and 16,659,360 shares issued and outstanding at March 30, 2003 and December 29, 2002, respectively	167	167
Preferred stock	4,304	—
Additional paid-in capital	49,588	49,588
Accumulated other comprehensive loss	(13)	(47)
Accumulated deficit	(66,764)	(70,949)

Total stockholders’ deficit	(12,718)	(21,241)

Total liabilities and stockholders’ deficit	$153,022	162,864

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